Exhibit 99.6

Execution Version

ESCROW SERVICES AGREEMENT

THIS ESCROW Services Agreement (this “Agreement”), dated as of June 24, 2024 (the “Effective Date”), is entered into by and among Shimmick Corporation, a Delaware corporation (“Depositor” or “Issuer”), AECOM, a Delaware corporation (“Recipient”), and EQUINITI Trust Company, LLC, a New York limited liability trust company (the “Escrow Agent”; together with Depositor and Recipient, the “Parties”; each, the “Party”).

WHEREAS, the Depositor shall deposit the Escrow Shares (defined below) in a segregated escrow account (the “Escrow Account”) titled in the name of Escrow Agent for the benefit of Recipient to be held by Escrow Agent;

WHEREAS, Escrow Agent has agreed to accept, hold, and disburse the Escrow Shares deposited with it in accordance with the terms of this Agreement; and

WHEREAS, in order to establish the Escrow Account, the Parties have entered into this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.            Definitions. The following terms shall have the meanings indicated or referred to below, inclusive of their singular and plural forms, except where the context requires otherwise.  Unless the context requires otherwise, all references to “years,” “months,” or “days” shall mean “calendar years,” “calendar months,” and “calendar days.”  References in this Agreement to “including” shall mean “including, without limitation,” whether or not so specified.  Any term not defined below which is initially capitalized in this Agreement shall have the meaning ascribed to it in this Agreement.

“Affiliate” means, with respect to any person, (a) a person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person, (b) any person of which such person is the beneficial owner of a twenty-five percent (25%) or greater interest, or (c) any person which acquires all or substantially all of the assets of such person.  A person is deemed to control another person if such person, directly or indirectly, has the power to direct the management, operations or business of such person.  The term “beneficial owner” is to be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

“Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Depositor Representative” shall mean the person so designated on Schedule A hereto or any other person designated in a writing signed by Depositor and delivered to the Escrow Agent and Recipient Representative in accordance with the notice provisions of this Agreement, to act as Depositor’s representative under this Agreement.

“Escrow Shares” shall mean the shares deposited with the Escrow Agent pursuant to Section 3 of this Agreement.

“Escrow Period” shall mean the period commencing on the date hereof and terminating as set forth on Schedule A hereto.

“Joint Written Direction” shall mean a written direction executed by the Representatives (as defined below) and directing the Escrow Agent to disburse all or a portion of Escrow Shares or to take or refrain from taking an action pursuant to this Agreement.

“Recipient Representative” shall mean the persons so designated on Schedule A hereto or any other person designated in a writing signed by Recipient and delivered to the Escrow Agent and Depositor Representative in accordance with the notice provisions of this Agreement, to act as Recipient’s representative under this Agreement.

“Representatives” shall mean Depositor Representative and Recipient Representative.

2.            Appointment of and Acceptance by the Escrow Agent. Depositor and Recipient hereby appoint the Escrow Agent to serve as escrow agent hereunder. The Escrow Agent hereby accepts such appointment and, upon receipt of Escrow Shares in accordance with Section 3 below, agrees to hold and disburse the Escrow Shares in accordance with this Agreement.

3.            Deposit of Escrow Shares; Voting Rights and Dividends.

(a)          Promptly after receipt of stockholder approval for the issuance of the additional shares of common stock pursuant to the terms of the Share Issuance Agreement, dated May 20, 2024, by and between Shimmick Corporation and AECOM, Depositor will transfer Escrow Shares set forth on Schedule A hereto to the Escrow Agent to the segregated account of Escrow Agent referenced on Schedule A hereto. To the extent Depositor transfers additional shares to the Escrow Agent's account as referenced on Schedule A hereto, the Escrow Agent shall amend Schedule A hereto and provide such amended Schedule A to Depositor, Recipient and the Representatives.

(b)          Upon receipt of the Escrow Shares, Escrow Agent shall deliver to the Representatives a written notice confirming such receipt.

(c)            During such period that the Escrow Shares are held in escrow, the record owners of the shares as reflected on Schedule A hereto shall relinquish their right to exercise any and all voting rights and other consensual rights with respect to such shares to the Issuer. For the avoidance of doubt, the foregoing restriction shall not be deemed to grant any other person or entity any proxy to vote such Escrow Shares. For the avoidance of doubt, Recipient shall not have investment power over the Escrow Shares unless and until such shares are released from the Escrow Account in accordance with the terms hereof.

(d)          During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Recipient, but all dividends payable in shares or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(e)          All Escrow Shares shall be held by the Escrow Agent and disbursed only in accordance with Section 4 hereof. The Representatives shall sign a Joint Written Direction respecting any transfer or conversion of the Escrow Shares.

4.            Disbursements of Escrow Shares; Unclaimed Funds.

(a)           Depositor agrees to cooperate with Recipient to issue, within three (3) Business Days after receipt of a request from Recipient to disburse all or any portion of the Escrow Shares, a Joint Written Direction to the Escrow Agent to release an amount of Escrow Shares no greater than an amount that after giving effect to the disbursement of the amount of Escrow Shares specified in the Joint Written Direction, would cause Recipient’s ownership percentage to be greater than 19.99% of the then outstanding shares of the Issuer.

(b)          Escrow Agent shall disburse Escrow Shares from time to time, upon receipt of, and in accordance with, a Joint Written Direction. Such Joint Written Direction shall contain issuance instructions setting forth the name, address, Tax Identification Number, a certification by Recipient that Recipient’s ownership percentage, after giving effect to the disbursement of the Escrow Shares, would be less than twenty percent (20%) of the then outstanding shares of Issuer and other pertinent information as reasonably requested by the Escrow Agent. Upon the expiration of the Escrow Period, Escrow Agent shall distribute, upon receipt of a Joint Written Direction, Escrow Shares (or the remainder of such Escrow Shares, after any disbursement in connection with any prior Joint Written Direction(s)) in the manner described on Schedule A hereto, and in the amounts listed on a schedule to be attached to such notice. Any and all disbursements under this Section 4 shall be made within three (3) Business Days of Escrow Agent’s receipt of a Joint Written Direction.

(c)           If there is any amount of undisbursed or unclaimed Escrow Shares at the end of the Escrow Period, Escrow Agent, in addition to its other rights herein, (i) (A) may maintain and manage such Escrow Shares for such period of time as it determines may be necessary or appropriate, including in accordance with applicable state escheatment and unclaimed property laws, as determined by Escrow Agent in its sole discretion and (B) shall have the right to escheat any such Escrow Shares pursuant to applicable state escheatment and unclaimed property laws and, in such case, shall remit such Escrow Shares (less any fees, costs, expenses or other amounts due to Escrow Agent or any other Indemnified Party (as defined below) in accordance with this Agreement (including Schedule A hereto)) to any relevant competent authority and (ii) may take any other action permitted by this Agreement, including Section 5, Section 6 and Section 9 of this Agreement.

(d)          All disbursements of Escrow Shares shall be subject to the fees, costs, expenses and other amounts due to Escrow Agent and any other Indemnified Party (as defined below) hereunder.

5.            Suspension of Performance; Disbursement into Court. If, at any time, (i) there shall exist any dispute between or among Depositor, Recipient and/or either of the Representatives with respect to the holding or disposition of all or any portion of Escrow Shares or any other obligations of the Escrow Agent hereunder, (ii) the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of Escrow Shares or the Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) the Representatives have not, within thirty (30) days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 6 hereof, appointed a successor escrow agent to act hereunder (which such successor escrow agent has accepted such appointment), then the Escrow Agent may, in its sole discretion, take either or both of the following actions: (a) suspend the performance of any of its obligations (including any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be); and/or (b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to the Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Shares, after deduction and payment to the Escrow Agent of all fees, costs and expenses (including court costs and expenses and attorneys’ fees) or any other amount payable to, incurred by, or expected to be incurred by the Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. The Escrow Agent shall have no liability to Depositor, Recipient, or either of the Representatives, or to their respective shareholders, partners, or members, officers or directors, employees, Affiliates or any other person with respect to any such suspension of performance or disbursement into court (including any disbursement obligations hereunder), specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of Escrow Shares or any delay in or with respect to any other action required or requested of the Escrow Agent.

6.            Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days’ prior written notice to Depositor, Recipient, and the Representatives specifying the date when such resignation shall take effect. Upon any such notice of resignation, the Representatives shall jointly issue to the Escrow Agent a Joint Written Direction authorizing redelivery of Escrow Shares to a bank or trust company that has been retained as successor escrow agent hereunder prior to the effective date of such resignation. The Escrow Agent shall transmit all records pertaining to Escrow Shares and shall remit all Escrow Shares to the successor escrow agent, after making copies of such records as the Escrow Agent deems advisable and after deduction and payment to the Escrow Agent of all fees, costs and expenses (including court costs and expenses and attorneys’ fees) or any other amount payable to, incurred by, or expected to be incurred by the Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After the Escrow Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the escrow agent under this Agreement. Any corporation or other entity into which the Escrow Agent may be merged or converted or with which it may be merged or consolidated, or any other entity to which all or a majority of all of the Escrow Agent’s escrow business may be transferred by sale of assets or otherwise, shall be the escrow agent under this Agreement without further act or consent of any party hereto.

7.            Liability of the Escrow Agent.

(a)          The Escrow Agent undertakes to perform only the ministerial duties as are expressly set forth herein and no other duties and obligations (fiduciary or otherwise) shall be implied. The Escrow Agent shall have no duty to enforce any obligation of any other person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any other person to perform any other act. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement (even though such agreement may be referenced in this Agreement) other than this Agreement. In the event of any conflict between the terms and provisions of this Agreement and any other agreement, as to the Escrow Agent, the terms and conditions of this Agreement shall control subject to Section 15(m) hereof. The Escrow Agent is not a party to any other agreement among the Parties, is not bound by any terms except such terms set forth in this Agreement, and has not undertaken in any way to effectuate, implement or comply with any other agreement or transaction among Depositor, Recipient, and/or anyone else. Escrow Agent shall not be liable to Depositor or Recipient or to anyone else for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to Depositor or Recipient. The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of Escrow Shares in accordance with the terms of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent shall have no duty to solicit any payment which may be due to be paid with respect to the Escrow Shares or to confirm or verify the accuracy or correctness of any amounts deposited in accordance with this Agreement. The Escrow Agent may rely conclusively, and shall be protected in acting, upon any notice, instruction (including a Joint Written Direction), wire or other payment instruction, request, order, judgment, certification, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, demand or other instrument or document, not only as to its due execution, validity (including the authority of the person signing or presenting the same) and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same.

(b)          In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The officers, directors, members, partners, trustees, employees, agents, attorneys or other representatives and Affiliates of the Escrow Agent owe no duty or obligation to any party hereunder and shall have no liability to any person by reason of any error of judgment, for any act done or not done, for any mistake of fact or law, or otherwise.

(c)          The Escrow Agent shall not be obligated to take any legal or other action or commence any proceeding in connection with Escrow Shares, any account in which Escrow Shares are deposited, this Agreement or any other agreement, or to appear in, prosecute or defend any such legal action or proceeding (whether or not it shall have been furnished with acceptable indemnification and advancement). The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute or question involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Depositor and Recipient, jointly and severally, shall promptly pay, upon demand, the reasonable fees, costs and expenses of any such counsel.

(d)          The Escrow Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by the Escrow Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith, in reliance upon such assumption.

(e)           The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to Escrow Shares, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of Escrow Shares is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any other Parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

8.            Indemnification of Escrow Agent. From and at all times after the date of this Agreement, Depositor and Recipient, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless the Escrow Agent and each director, officer, member, partner, trustee, employee, attorney, agent and Affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs, penalties, settlements, judgments and expenses of any kind or nature whatsoever (including costs and expenses and reasonable attorneys’ fees) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of, in connection with, or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including Depositor, Recipient and/or the Representatives, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person (whether it is an Indemnified Party or not) under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein or relating hereto (including tax reporting or withholding or the enforcement of any rights or remedies under or in connection with this Agreement), whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation (without derogation of any other indemnity afforded to Escrow Agent); provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel (and such counsel’s costs and expenses) shall be paid, upon demand, by Depositor and Recipient, jointly and severally.

9.            Fees, Costs and Expenses of the Escrow Agent. Depositor and Recipient shall compensate the Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse the Escrow Agent for all of its reasonable and documented out-of-pocket costs and expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Schedule A hereto are hereby incorporated by this reference, and form a part of this Agreement. All of the compensation and reimbursement obligations set forth in this Section 9 shall be payable by Recipient, upon execution of this Agreement and, in the future, upon demand by the Escrow Agent. The Escrow Agent shall furnish to the Representatives copies of all related invoices and other statements.

10.          Representations and Warranties. Each of Depositor and Recipient severally covenants and makes the following representations and warranties to Escrow Agent:

(a)           It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)           It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

(c)           This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

(d)          The execution, delivery, and performance of this Agreement will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement to which it is a party or any of its property is subject.

(e)           The applicable persons designated on Schedule A hereto have been duly appointed to act as its representatives hereunder and have full power and authority to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as the Representatives under this Agreement, all without further consent or direction from, or notice to, it or any other party.

(f)           No person other than the Parties hereto has, or shall have, any lien, claim or security interest in Escrow Shares or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) Escrow Shares or any part thereof.

(g)          All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Shares.

11.          Patriot Act Disclosure; Taxpayer Certification and Reporting.

(a)           Patriot Act Disclosure. Depositor and Recipient acknowledge that a portion of the identifying information set forth on Schedule A hereto is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and Depositor and Recipient agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar law, rule, regulation, order, or other governmental act to which the Escrow Agent is subject, in a timely manner and consent to the Escrow Agent obtaining from third parties any such identifying information. Depositor and Recipient each represent that all identifying information set forth on Schedule A hereto, including its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement of Escrow Shares. For a non-individual person such as a charity, a trust, or other legal entity, the Escrow Agent may require documentation to verify formation and existence as a legal entity. The Escrow Agent may also require financial statements, licenses, identification and authorization documentation from any individual claiming authority to represent the entity or other relevant documentation.

(b)           Certification and Tax Reporting. Depositor and Recipient have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. Depositor and Recipient acknowledge that solely for tax purposes, the Escrow Agent does not have any interest in Escrow Shares. All interest or other income earned under this Agreement shall be allocated to Recipient and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from Escrow Shares by Recipient whether or not said income has been distributed during such year. Recipient shall timely file all tax returns and pay all taxes due with respect to any income earned or losses generated with respect to Escrow Shares. The Escrow Agent shall not have any liability for the payment of taxes with respect to Escrow Shares, and Depositor and Recipient shall, jointly and severally, indemnify and hold the Escrow Agent harmless from and against all such taxes. The Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. Depositor and Recipient hereby represent and warrant to the Escrow Agent that (i) there is no sale or transfer of a United States Real Property Interest as defined under Section 897(c) of the Internal Revenue Code of 1986, as amended, in the underlying transaction giving rise to this Agreement and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

12.          Consent to Jurisdiction and Venue. In the event that any Party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the Parties hereto agree that the United States District Court for the Southern District of the State of New York shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the Parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The Parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts. Each Party HERETO irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this section of this Agreement with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties hereto irrevocably to waive the right to trial by jury in any litigation related to or arising under this Agreement

13.           Notice. All notices, instructions (pursuant to a Joint Written Direction or otherwise), approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when such writing is delivered by hand or overnight delivery service, or (b) upon telephone call-back in accordance with Section 14 below, after being sent by e-mail with PDF attachment from the designated e-mail account(s) of the sending person(s) as designated on Schedule A hereto to the designated e-mail account(s) of the receiving person(s) as designated on Schedule A hereto or (c) three (3) Business Days after being mailed by first class mail (postage prepaid), in each case to the address set forth on Schedule A hereto or to such other address as each party hereto may designate for itself by like notice.

14.          Security Procedures.

(a)           If notices, instructions (pursuant to a Joint Written Direction or otherwise), approvals, consents, requests, and other communications, are received by the Escrow Agent by e-mail at its e-mail account(s) as designated on Schedule A hereto, the Escrow Agent is authorized, but not required, to seek prompt confirmation of such communications by telephone call-back to the sending person or persons’ telephone number(s) as designated on Schedule A hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated in that call-back. Any e-mail by PDF attachment executed by more than one person shall be sent by each signatory. The persons and their telephone numbers authorized to receive call-backs as designated in Schedule A hereto may be changed only in a writing actually received and acknowledged by the Escrow Agent and delivered in accordance with Section 14 above and, if applicable, this Section 15. If the Escrow Agent is unable to contact any such designated person, the Escrow Agent is hereby authorized (but not required) both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Depositor’s or Recipient’s executive officers (each, an “Executive Officer”), as the case may be, who shall include individuals holding titles of Chief Financial Officer, General Counsel or more senior thereto, or any person authorized by the Chief Financial Officer or General Counsel, as the Escrow Agent may select. Such Executive Officer(s) shall deliver to the Escrow Agent a fully executed incumbency certificate upon the Escrow Agent’s request, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer(s). The Parties hereby acknowledge and agree that the security procedures set forth above are commercially reasonable.

(b)          The Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Parties to identify (i) a beneficiary, (ii) a beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of Escrow Shares for any payment order it executes using any such identifying number, even where its use may result in a person other than a beneficiary being paid, or the transfer of funds to a bank other than a beneficiary's bank or an intermediary bank designated.

15.	Miscellaneous.

(a)           Amendment or Waiver. This Agreement may be changed, waived, discharged or terminated only by a writing signed by the Parties hereto. No delay or omission by any Party hereto in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

(b)           Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(c)           Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof.

(d)          Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the holding, investment and disbursement of Escrow Shares and sets forth in their entirety the obligations and duties of the Escrow Agent with respect to Escrow Shares.

(e)           Binding Effect. All of the terms of this Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Depositor, Recipient and the Escrow Agent.

(f)            Execution in Counterparts. This Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. Subject to Section 14 and Section 15 hereof, this Agreement and any Joint Written Direction may be executed and delivered by e-mailing a PDF version of a signed signature page, which shall have the same force and effect as the delivery of an originally executed signature page.

(g)          Termination of the Escrow Agent. Upon the first to occur of (i) the termination of the Escrow Period (and the occurrence of the related distribution(s)), (ii) the disbursement of all Escrow Shares pursuant to one or more Joint Written Directions, into court pursuant to Section 5 hereof, in accordance with applicable state escheatment and unclaimed property laws or otherwise or (iii) the resignation of the Escrow Agent, the Escrow Agent shall be released from its obligations hereunder and the Escrow Agent shall have no further obligation or liability whatsoever with respect to this Agreement or Escrow Shares. The obligations of Depositor and Recipient continue to exist notwithstanding the termination or discharge of the Escrow Agent’s obligations or liabilities hereunder until the obligations of Depositor and Recipient have been fully performed.

(h)            Dealings. The Escrow Agent and any beneficial owner, director, officer or employee of Escrow Agent may buy, sell, and deal in any of the securities of Depositor or Recipient and become pecuniarily interested in any transaction in which Depositor or Recipient may be interested, and contract and lend money to Depositor or Recipient and otherwise act as fully and freely as though it were not the escrow agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for Depositor or Recipient or for any other entity.

(i)            Currency. The currency applicable to any amount payable or receivable under this Agreement is United States dollars.

(j)            Payment. If any amount due to the Escrow Agent under this Agreement is not paid within thirty (30) days (subject to any longer time period prescribed herein) after notice to Depositor and/or Recipient (other than any amount that is subject to good faith dispute), Depositor and Recipient jointly and severally shall pay interest thereon (from the due date to the payment date) at a per annum rate equal to ten (10) percent.

(k)           Force Majeure. Notwithstanding anything to the contrary hereunder, the Escrow Agent shall not be liable for failure or delay in the performance of its duties and responsibilities hereunder if such failure or delay is due to causes beyond its reasonable control, including but not limited to Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), pandemic, war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service or any other force majeure event.

(l)            No Third Party Beneficiaries. This Agreement and all of its terms and conditions are for the sole and exclusive benefit of the Parties hereto and their respective permitted successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties to this Agreement any legal or equitable rights, remedy, or claim under or with respect to this Agreement or any term or condition of this Agreement.

(m)          No Strict Construction. The Parties hereto have participated jointly in the negotiation and draft of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it were drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of authorship of any provision of this Agreement.

(n)          Priority. In the event of any conflict between the provisions of Schedule A hereto and the remainder of this Agreement, this Agreement shall be construed in a manner prescribed by the Escrow Agent acting in good faith.

(o)          Headings. The headings in this Agreement are for convenience purposes and shall be ignored for purposes of enforcing this Agreement, do not constitute a part of this Agreement, and may not be used by any Party hereto to characterize, interpret, limit or affect otherwise any provision of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SHIMMICK CORPORATION

By:	/s/ John Carpenter
	Name:	John Carpenter
	Title:	Executive Vice President and General Counsel

AECOM

By:	/s/ Morgan Jones
	Name:	Morgan Jones
	Title:	Vice President, Treasury

EQUINITI TRUST COMPANY, LLC, as Escrow Agent

By:	/s/ Michael Legregin
	Name:	Michael Legregin
	Title:	Senior Vice President, Corporate Actions
Relationship Management and Operations

Schedule A

1.	Escrow Shares.

Escrow Shares:	1,036,949 shares of Common Stock

2.	Escrow Agent Fees.

Acceptance Fee:	$
Annual Escrow Fee (including first year):		$7,500
Out-of-Pocket Expenses:	$
Transactional Costs:	$
Other Fees/Attorney, etc.:	$
TOTAL		$7,500

The party below is responsible for payment of the fees: Complete section below.

Name: AECOM

Attention: Will Gabrielski; Morgan Jones

Address: 13355 Noel Road #400

Address: Dallas, TX 75240

Address:

Facsimile:

Phone: 972-788-1000

Email: william.gabrielski@aecom.com; morgan.jones@aecom.com

The Acceptance Fee and the Annual Escrow Fee for each year of the term of this Agreement are payable upon execution of this Agreement. In the event the escrow is not funded, the Acceptance Fee and all related expenses, including attorneys’ fees, costs and expenses remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

The fees quoted in this schedule apply to services ordinarily rendered in the administration of an escrow account and are subject to reasonable adjustment based on final review of documents, or when the Escrow Agent is called upon to undertake unusual or extraordinary duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Agreement, including document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as expenses.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by this Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

The fees quoted in this schedule are subject to reasonable adjustment by the Escrow Agent in accordance with its customary practices and if it is called upon to undertake further unusual or extraordinary duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand.

3.	Taxpayer Identification Numbers.

Depositor:            84-3749368

Recipient:            61-1088522

4.	Termination and Disbursement. The Escrow Period may only be terminated after delivery of a written direction from the Recipient (“Recipient Written Direction”) to the Escrow Agent with notice provided at least sixty-one (61) days prior to termination; provided, that if Deloitte & Touche LLP (“Deloitte”) is then serving as Depositor’s independent auditor, such Recipient Written Direction may only be delivered after either Recipient or Depositor has obtained written confirmation from Deloitte that such termination would not cause the disqualification of Deloitte from continuing to serve as Shimmick’s independent auditor; provided, further, that if such termination would, after receipt of written confirmation from Deloitte, cause the disqualification of Deloitte from continuing to serve as Shimmick’s independent auditor at any time that Deloitte is then serving as the independent auditor, such termination would require a Joint Written Direction. Recipient shall have the right to require return of any Escrow Shares remaining in the escrow account on such date by delivering to the Escrow Agent a Recipient Written Direction, and any Escrow Shares remaining in the escrow account at such time shall be distributed in accordance with Section 4 of this Agreement and the Recipient Written Direction; provided, however, that any earnings thereon shall be distributed in accordance with Section 12(b) of this Agreement.

5.	Investment Instructions.

Citibank Insured Money Market Account

6.	Representatives. The following person is hereby designated and appointed as Depositor Representative under this Agreement:

/s/ John Carpenter
John Carpenter	Specimen signature
530 Technology Drive
Suite 300
Irvine, California 92618

The following person is hereby designated and appointed as Recipient Representative under this Agreement:

/s/ Morgan Jones
Morgan Jones	Specimen signature
13355 Noel Road #400
Dallas, Texas 75240

7.	Notice Addresses.

If to Depositor at:

Shimmick Corporation

530 Technology Drive

Suite 300

Irvine, California 92618

Attention: John Carpenter

Email: john.carpenter@shimmick.com

Phone: (833) 723-2021

with a copy to, which shall not constitute notice to Depositor:

King & Spalding LLP

1700 Pennsylvania Avenue NW

Washington, DC 20006

Attention: Zachary Davis; Alan Noskow

Email: zdavis@kslaw.com; anoskow@kslaw.com

Phone: (404) 572-2770; (301) 351-3373

If to Depositor Representative at:

John Carpenter

Shimmick Corporation

530 Technology Drive

Suite 300

Irvine, California 92618

Email: john.carpenter@shimmick.com

Phone: (833) 723-2021

If to Recipient at:

AECOM

13355 Noel Road #400

Dallas, Texas 75240

Attention: Will Gabrielski

Email: william.gabrielski@aecom.com

Phone: (972) 788-1000

AECOM

One California Plaza

300 South Grand Avenue

Los Angeles, California 90071

Attention: Manav Kumar

Email: manav.kumar@aecom.com

Phone: (213) 593-8100

with a copy to, which shall not constitute notice to Recipient:

Kirkland & Ellis LLP

601 Lexington Ave.

New York, New York 10022

Attention: Brain Schartz, P.C.; Michael Rigdon, P.C.; Atma Kabad

Email: brian.schartz@kirkland.com; michael.rigdon@kirkland.com; atmakabad@kirkland.com

Phone: (713) 836-3755; (713) 836-3647; (713) 836-3364

If to Recipient Representative at:

AECOM

13355 Noel Road #400

Dallas, Texas 75240

Attention: Morgan Jones

Email: morgan.jones@aecom.com

Phone: (972) 788-1000

If to Escrow Agent at:

Equiniti Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Corporate Actions

Tel: (718) 921.8200

with copy to:

Equiniti Trust Company, LLC

Attention: Legal Department

Email: LegalTeamUS@equiniti.com

8.	Designated Email Accounts and Telephone Call-Back Numbers (for persons designated to send and receive notices by e-mail).

Depositor:	Name	Email Address	Phone

	John Carpenter	john.carpenter@shimmick.com	(402)
			250-9586

Depositor Representative:	Name	Email Address	Phone

	John Carpenter	john.carpenter@shimmick.com	(402)
			250-9586

Recipient:	Name	Email Address	Phone

	Will Gabrielski	william.gabrielski@aecom.com	(972)
			788-1000

	Manav Kumar	manav.kumar@aecom.com	(213)
			593-8100

Recipient Representative:	Name	Email Address	Phone

	Morgan Jones	morgan.jones@aecom.com	(972)
			788-1000

Escrow Agent:	Name	Email Address	Phone

	David Barker	david.barker@equiniti.com	347.786.0349

	Keith Morales	keith.morales@equiniti.com	347.587.9951